EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 dated July 21, 2020, of our report dated January 21, 2022, relating to the consolidated financial statements of Cemtrex, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the years ended September 30, 2021 and 2020.

/s/ Grassi & Co, CPAs, P.C.

Jericho, New York

January 21, 2022